Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK REGAINS COMPLIANCE WITH MINIMUM BID PRICE REQUIREMENT

Palo Alto, CA – April 17, 2012 – Telik, Inc. (Nasdaq: TELK) today announced that it has received from The Nasdaq Stock Market notification that Telik has regained compliance with the minimum bid price rule for continued listing on The Nasdaq Capital Market because the bid price of Telik’s common stock has closed at $1.00 per share or greater for at least 10 consecutive business days.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated drug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA, and TRAP are trademarks or registered trademarks of Telik, Inc.

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